Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of

Better Choice Company Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “four                                           ” so that, as amended, said Article shall be and read as follows:

As of the close of business on March 15, 2019 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each 26 shares of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to [AMENDMENT CONTINUED ON NEXT PAGE]

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That said amendment is effective as of March 15, 2019 at 4:01 pm.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed
this 13th                  day of March               2019              .

By:	/s/ Damian Dalla-Longa
Authorized Officer

Title	Co-Chief Executive Officer

Name:	Damian Dalla-Longa
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 09:31 AM 03/14/2019 FILED 09:31 AM 03/14/2019 SR 20191965169 - File Number 7223705

The Certificate of Amendment of Certificate of Incorporation of Article 4, continued

in this paragraph the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new Common Stock, par value $0.001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up  to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.  No certificates or scrip representing fractional share interests in New Common Stock will be issued.  In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such shareholder would otherwise be entitled to rounded up to the next whole share If more than one Old Certificates shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange.  The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer.  From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.